SIRIUS POINT ADVISORS, INC.

CODE OF ETHICS		1

I.	PURPOSE OF THE MANUAL	3

II.	INSIDER TRADING	4
A.	OVERVIEW AND PURPOSE	4
B.	GENERAL POLICY	4
C.	MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS	4
D.	PENALITES FOR INSIDER TRADING	5

III.	GENERAL PERSONAL TRADING POLICIES	6
A.	DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES	6
B.	GENERAL PRINCIPLES	6
C.	GENERAL DEFINITIONS	7
D.	RESTRICTIONS ON TRADING	7

IV.	EXEMPTIONS FROM PERSONAL TRADING REQUIREMENTS	8
A.	DE MINIMIS EXEMPTION. A pre-clearance request for the following amounts apply	8
B.	SAME DAY TRADE EXEMPTION	8
C.	PARTIAL ORDER FILLS	9

V.	PERSONAL TRADING POLICIES FOR SECURITIES AND CLUBS	9
A.	RESTRICTED LIST SECURITIES	9
B.	SHORT-TERM TRADING	9
C.	INITIAL PUBLIC OFFERINGS (IPOs)	10
D.	OPTIONS	10
E.	SHORT SALES	10
F.	CERTAIN PUBLIC COMPANY SECURITIES	10
G.	PRIVATE PLACEMENTS AND HEDGE FUNDS	10
H.	INVESTMENT CLUBS	10

VI.	EXCEPTIONS TO THE PERSONAL TRADING POLICIES	11

VII.	PRE-CLEARANCE PROCEDURES	13

VIII.	REPORTING REQUIREMENTS	14
A.	INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST	15
B.	ANNUAL UPDATE AND CERTIFICATION	15
C.	QUARTERLY TRADE CONFIRMATIONS	15
D.	QUARTERLY TRANSACTION REPORTS	16
E.	CCO ACTIVITY	16
F.	PENALTIES FOR VIOLATIONS	16

IX.	GIFTS AND ENTERTAINMENT	16
A.	ACCEPTANCE OF GIFTS AND ENTERTAINMENT	16
B.	GIVING OF GIFTS AND ENTERTAINMENT	17
C.	REPORTING AND APPROVA	19

X.	PAY-TO-PLAY POLICIES AND PROCEDURES	19

XI.	OUTSIDE BUSINESS INTERSTS	20

I.	PURPOSE OF THE MANUAL
This Code of Ethics and Professional Standards (the “Code”) for business conduct applies to Partners and Employees of SPA, as well as members of their household. The Code may also be provided and applied to SPA’s agents and representatives, including consultants, temporary employees, and certain other company associates (“Staff” and “Staff members”).

This manual includes areas such as which Staff is subject to its provisions and general areas covered by the policies and procdures, including general business conduct, Insider Trading, Personal Trading, Gifts & Entertainment, Political Contributions and Outside Activities, among other areas.

II.	ETHICAL CONDUCT AND PROFESSIONAL STANDARDS OVERVIEW
Employees of SPA are retained by our clients to manage a portion of their financial affairs and to represent their interests in these financial matters. As fiduciaries, the Staff at SPA must act on our clients’ behalf with professionalism and must hold conduct to the highest standard of fairness. Staff are expected to act with integrity, competence, and in an ethical manner when working with clients and their colleagues, and specifically adhere to the highest standard concerning potential conflicts of interests. Staff is to conduct personal financial affairs in a prudent manner, avoiding any act that may compromise an ability to work objectively with SPA’s clients.

Staff are required to acknowledge receipt of this Code of Ethics (“Code”) and Compliance Manual (“Manual”), upon beginning work with SPA, and no less than annually, to acknowledge and certify receipt, review, understanding, and compliance with the policies and procedures set forth in the documents.  The annual certification includes reporting issues or relevant changes over the course of the year to the CCO.

This Manual, the Code and the policies and procedures set forth supersede all manuals, policy statements and procedures, and other communications on the subjects discussed herein.

The following policies and procedures are required of all Access Persons on SPA’s Staff:

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As professionals serving the public in the area of asset management, Officers, Directors, Employees, Consultants and other Associates deemed to be Access Persons of SPA, “Staff”, must subscribe to this Code of Ethics and Professional Standards.

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All Staff must reflect the professional standards expected of those engaged in the investment advisory business and shall comply with all federal and state securities laws and regulations pertaining to investment advisers, including the standards set forth in Rule 204A-1 under the Advisers Act.  In addition, SPA Staff who are Officers (or who become Officers during engagement with SPA) of an Investment Company registered under the IC Act must also abide by the Fund’s Officer Code of Conduct as established by the Investment Company.

●	Place Client interests ahead of SPA’s: As a fiduciary, SPA serves its Clients’ best interests.

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At all times, the interest of SPA clients takes precedence over personal interests. This applies particularly in the case of purchases and sales of equities, ETFs, Mutual Funds, and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.

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SPA has adopted Personal Trading Policies that detect and prevent SPA Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.

●	Staff may engage in personal investing that complies with SPA’s Code of Ethics. Employees must review and abide by SPA’s Personal Securities Transaction and Insider Trading Policies.

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SPA has adopted Insider Trader Policies that detect and prevent the misuse of material non-public information by SPA Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.

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The recommendations and actions of SPA are confidential and private matters. It is SPA’s policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers or other vendors who are part of the SPA team in the ordinary course of doing business. In addition, information obtained during the course of employment regarding particular securities, investment strategies, proprietary files or description of such files may not be transmitted, distributed, or communicated to anyone who is not affiliated with SPA.

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Staff may not utilize property or services of SPA for personal benefit, or the benefit of another person or entity, without approval of the CCO.  “Property” is defined as both tangible and intangible, including SPA and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

●	Staff will not accept compensation of any sort for services from outside sources without the specific permission of SPA’s President.

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Staff must not accept investment opportunities, gifts, or other gratuities from individuals seeking to conduct business with SPA, or on behalf of an advisory client, unless in compliance with the gift policy in this Code.  Staff may not gain personal benefit at the expense of clients.

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Staff should be aware that SPA’s name, reputation, and credibility are valuable assets and must be safeguarded from potential misuse.  Care should be exercised to avoid the unauthorized use of SPA’s name in any manner that could be misrepresented.

●	When SPA Staff face a conflict between their personal interests and the interests of SPA clients, the Staff member will report the conflict to the CCO for instruction regarding how to proceed.

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Staff must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding; are subject to judgment, order, arrest, or are contacted by a regulatory authority.

●	All SPA Staff are required to report any violation of this Code to SPA’s CCO.

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Staff must adhere to the policies and guidelines set forth in this Code of Ethics and Professional Standards Manual. Disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards.

III.	INSIDER TRADING
Use of Confidential Information for Financial Gain

Staff are prohibited from using nonpublic inside information obtained as a result of their engagement with SPA for their own financial gain, or from disclosing the same for the use of others. Confidential information about the Company, its clients and the persons with whom SPA conducts business is to be used solely for the company’s business purposes. Such use of information for a Staff member’s financial gain, or the financial gain of others, may violate federal and state securities laws and result in serious criminal and civil sanctions.

A.	OVERVIEW AND PURPOSE
The purpose of the policies and procedures in this Section is to detect and prevent “insider trading” by any person associated with SPA. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.
B.	GENERAL POLICY
1.	PROHIBITED ACTIVITIES
All officers, directors and employees of SPA including contract, temporary, or part-time personnel, or any other person associated with SPA, are prohibited from the following activities:

a)	Trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b)	Communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	REPORTING OF MATERIAL, NON-PUBLIC INFORMATION
Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.	MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS
Disclosure of Confidential Information

Certain information about SPA and its clients, business plans, and methods of doing business are considered to be confidential. Disclosure of such information without proper authorization is prohibited, as it may damage SPA’s competitive position and / or its clients’, or violate the private rights of persons or entities with which the Company does business. Any question as to whether particular information is confidential is to be discussed with the CCO prior to divulging any information. Notwithstanding the foregoing, Staff members may disclose certain information outside SPA to the extent it is permitted by whistleblower protections under Rule 21F-17 under the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act with notice to the CCO if the Staff member reasonably believes that certain conduct constitutes securities fraud or a violation of the rules and regulations promulgated by the SEC.

1.	MATERIAL INFORMATION. “Material information” generally includes:
●	Any information that a reasonable investor would likely consider important in making his or her investment decision; or
●	Any information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
2.	NON-PUBLIC INFORMATION. Information is “non-public”:
Until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3.	INSIDER TRADING. While the law concerning “insider trading” is not static, it generally prohibits:
●	trading by an insider while in possession of material, non-public information;
●	trading by non-insiders while in possession of material, non-public information, where the information was either disclosed
●	to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and
●	communicating material, non-public information to others.

4.	INSIDERS. The concept of “insider” is broad, and may include certain employees of a company:
●	who have access to certain material information of a company.
●
certain persons may be deemed temporary insiders if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.

Any person associated with SPA may become a temporary insider for a company it advises or for which it performs certain other services. Temporary insiders may also include the following:
●	a company’s attorneys, accountants, consultants, bank lending officers
●	the employees of such organizations.

D.	PENALTIES FOR INSIDER TRADING
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

●	Civil injunctions
●	Revocation of applicable securities-related registrations and licenses
●	Fines for the person who committed the violation, whether or not the person actually benefited, in an amount up to the value of the gain; and
●	Similar fines for the Staff member or other controlling person, even if they did not receive benefit or financial gain.

IV.	GENERAL PERSONAL TRADING POLICIES
A.	DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES
The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies:

1.	“DISINTERESTED TRUSTEES” means trustees of the Fund that are not “interested persons” (as defined in the Investment Company Act of 1940) of the Fund or the Adviser.
2.	“PART-TIME PERSONNEL” means employees of a business unit employed by SPA, but work less than a full (i.e., forty-hour) work week.
3.
“SECURITY” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

B.	GENERAL PRINCIPLES
The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the CCO. Transactions by Covered Persons in Covered Accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies to ensure the Fund’s compliance with Rule 12(d)(1). In the conduct of any and all personal securities transactions in Covered Accounts, all Covered Persons must act in accordance with the following general principles:

1.	The interests of clients must be placed before personal interests at all times;

2.	No Covered Person may take inappropriate advantage of his or her position;

3.	The Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility.

C.	GENERAL DEFINITIONS
1.	COVERED PERSONS
Any Staff of SPA who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic is a “Covered Person” under the Personal Trading Policies.  The CCO will maintain a list of Covered Persons of SPA (e.g., officers, portfolio managers, and traders).

2.	COVERED ACCOUNTS
A “Covered Account” under the Personal Trading Policies is any account in which a Covered Person:
●	Has a direct or indirect beneficial interest, including an account of a spouse or a minor child; or
●	Has direct or indirect control over purchase or sale of securities.
Covered Accounts include any account in which the Staff member of SPA has access as a trustee, account holder, or otherwise, whether or not that staff person actively participates in trading or investment decisions, or influences decisions. A discretionary authority granted on the account does not constitute proof of independence.
The exemption from Reporting under this clause may be invoked only for accounts that are truly managed blind, such as a Blind Trust, where the Staff member cannot participate in any investment decision or influence decision-making.
3.	ADDITIONAL DEFINITIONS
Additional definitions of terms used in the Personal Trading Policies are set forth in Exhibit A to this section.
D.	RESTRICTIONS ON TRADING
1.	PROHIBITED TRADING PERIOD
This policy governs a Covered Person’s investments in securities.  No Covered Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have beneficial interest including:
●	Any security that SPA is buying or selling for its client accounts, until such buying or selling is completed or cancelled.
●	Any security that to his or her knowledge is under active consideration for purchase or sale by SPA for its clients.
In addition, no Covered Person may:
●	Purchase or sell any security for his or her own account or any outside fiduciary account for a period of 7 calendar days before that security is bought or sold on behalf of any client account.

●	Purchase any security for his or her own account or any outside fiduciary account for a period of 7 calendar days after that security is sold on behalf of any client account.
●	Sell any security for his or her own account or any outside fiduciary account for a period of 7 calendar days after that security is bought on behalf of any client account.
The CCO will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.
V.	EXEMPTIONS FROM PERSONAL TRADING REQUIREMENTS
The following are exemptions from the Prohibited Trading Period:

A.	DE MINIMIS EXEMPTION. A pre-clearance request for the following amounts apply:
●	1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization
●	250 or fewer shares of an issuer that has between $250 million but less than $1 billion in market capitalization
●	Such de minimis trading requests will be granted by the CCO subject to the following conditions:

a)	De minimis exemption grants are only valid for 20 business days; and
b)	Permission under the de minimis exemption may be granted for a particular security only once per covered person every 20 business days.
B.	SAME DAY TRADE EXEMPTION
If a Covered Person requests to make a trade in the same security on the same day through the same broker as client accounts, the Covered Person’s trade may be made as part of an aggregated block trade with client accounts through the broker.  These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that the timing of the executions does not cause a disadvantage to any group of clients.
C.	PARTIAL ORDER FILLS
If the entire block order is not filled, then the trader will allocate the fills to clients on a pro rata basis with Covered Persons’ accounts receiving shares or units only if any remain. When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price.  Commissions will be charged to each account (including Covered Accounts if it received shares) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

VI.	PERSONAL TRADING POLICIES FOR SECURITIES AND CLUBS
A.	RESTRICTED LIST AND WATCH LIST SECURITIES
Restricted List Securities are securities that may not be traded by Staff at SPA while such securities remain on SPA’s Restricted Securities List. Watch list securities may be traded by Staff, but require pre-clearance trading approval from the CCO and are subject to the policies and procedures concering pre-clearance and trading restrictuions.

A Covered Person may have a special relationship with an issuer (defined as a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the Covered Person must notify the CCO of that relationship. The CCO will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the CCO are prohibited.

An exemption to trading a security on the Restricted Securities List may be granted under certain conditions, such as when the request occurs outside of a restricted time window or is confirmed not to violate any Chinese Walls that SPA may have established, or when the purchase will not violate agreements with issuers or not exceed regulations relating to quantities of the security that may be held by SPA.

B.	SHORT-TERM TRADING
Covered Persons are prohibited from conducting an opposite trade for their own personal accounts in the same security within 60 days of a purchase or sale of the same security in individual client accounts. The policy does not apply to open-end mutual fund accounts being managed by SPA (the “Funds”).

Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.

C.	INITIAL PUBLIC OFFERINGS (IPOs)
Investing in IPOs is prohibited in SPA client accounts.

D.	OPTIONS
Covered Persons are prohibited from buying or selling an option for their own personal accounts or any outside fiduciary accounts for 7 calendar days before and 7 calendar days after an individual client account trades the same option or the underlying security.

E.	SHORT SALES
Covered Persons are prohibited from short sales of securities for their own personal accounts or any outside fiduciary accounts within 7 business days before and 7 business days after an individual client account trades the same underlying security.

F.	CERTAIN PUBLIC COMPANY SECURITIES
Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

G.	PRIVATE PLACEMENTS AND HEDGE FUNDS
Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the CCO. Approval is contingent upon the CCO determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

Note: If a Covered Person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

H.	INVESTMENT CLUBS
Participation in an investment club requires approval by the CCO. Pre-clearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.

VII.	EXCEPTIONS TO THE PERSONAL TRADING POLICIES

The following table summarizes the preclearance and reporting requirements for securities or transactions that are exempt from some aspects of the Personal Trading Policies.

(1) Type of Exempt Securities or Transactions	Pre-clearance	(2) Reporting on Quarterly Reports	(3) Reporting on Initial or Annual Report
(4) U.S. Government Securities (defined only as direct obligations of the U.S. Government, not as agency, state, municipal, or other local obligations).	(5) No	(6) No	2. No
(1) Bank Certificates of Deposit.	(2) No	(3) No	(4) No
(5) Bankers’ Acceptances.	(6) No	(7) No	(8) No
(9) High quality short-term debt instruments (investment grade, maturity not greater than 13 months) including commercial paper, repurchase agreements, variable rate municipal bonds and other securities that are cash equivalents determined by the CCO.
	(10) No	(11) No	(12) No
Shares in money market mutual funds.

(13) Note that other types of securities that are sold as money market equivalents are subject to all aspects of the policy unless an exemption is granted by the CCO.
	(14) No (15)	(16) No	(17) No
3. Mutual Fund Shares in open-end investment companies.	(1) No	(2) No	(3) No
(4) Exchange Traded Funds	(5) No	(6) Yes	(7) Yes
(8) Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by SPA.	(9) No	(10) No	(11) No
(12) Stock index futures and nonfinancial commodities (e.g., pork belly contracts).	(13) No	(14) No	(15) No
(16) Securities purchased on behalf of a Covered Person in a Non-Discretionary Account. (17) (i) which you, your spouse, your domestic partner, or your significant other established,	(18) No preclearance of trades required but if the account is opened, must be reported and acceptable evidence of its non-discretionary nature must be provided to Compliance. (19)	(20) Yes, but only report the existence of the brokerage account and not the trades done in it.	(21) Yes, but only report the existence of the brokerage account and not the trades done in it.

(1) Type of Exempt Securities or Transactions	Pre-clearance	(2) Reporting on Quarterly Reports	(3) Reporting on Initial or Annual Report
(22) (ii) which you, your spouse, your domestic partner, or your significant other did not establish.	(23) No	(24) No	(25) No
(26) Securities purchased or sold through an Auto-Trade	(27) No	(28) Yes	(29) Yes
(30) Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.
	(31) No	(32) Yes	(33) Yes
(34) Purchases or sales of shares of any SPA fund; or any transactions by Disinterested Trustees.	(35) No	(36) Yes	Yes
(37) Securities acquired in connection with the exercise of an option.	(38) No, unless cash is received in connection with exercise of the option (a simultaneous sale of the security upon exercise of the option).	(39) Yes, security received must be reported.	(40) Yes
(41) Rule 10b5 -1 Plans must be approved prior to being entered into. Once approval for the Rule 10b5 -1 Plan is received, transactions pursuant to the plan will not require preclearance.	(42) Yes, prior to approval of the Rule 10b5-1 Plan.	(43) Yes	(44) Yes

1.	DELEGATED DISCRETION ACCOUNTS
Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:
a)	the Covered Person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;
b)	the Covered Person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

c)	the Covered Person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the CCO.
2.	CASE-BY-CASE EXEMPTIONS
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exceptions to the Prohibitions on Trading on a case-by-case basis. The Covered Person is required to submit a request in writing for such consideration. Exceptions will be granted if the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

VIII.	PRE-CLEARANCE PROCEDURES

SPA has determined to require pre-clearance of personal trading by Covered Persons in Covered Accounts, subject to the exceptions outlined in Section D above.  Accordingly, covered persons shall pre-clear trades in covered accounts by following the procedures below:

1.	The Covered Person completes and submits a Pre-Clearance Request Form in the form attached as Appendix D to the CCO.
2.	The CCO reviews and approves or rejects the request, communicating its decision to the covered person.
3.	The CCO will time-stamp its approval or denial on the request form.
4.	The Covered Person must execute any approved trade no later than one trading day following the time-stamp reflected on the approved request.

IX.	REPORTING REQUIREMENTS
A.	INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST
Within 10 days of beginning employment or becoming a covered person, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit (the “Initial Holdings Report”).

Submission of a brokerage or bank statement showing similar details may be made in lieu of completing Appendix E. Each Initial Holdings Report shall be current as of the most recent prior beginning of the month and shall include the following:

1.
The title of the account/account holder, number of shares and principal amount of the Securities in which the covered person had any direct or indirect beneficial ownership when the person became a covered person;

2.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became an covered person; and

3.	The date that the report is submitted by the covered person. A date may be hand written on the brokerage or bank statement and signed by the covered person to comply with this clause.
4.
For third-party manager discretionary investment authority accounts, the employee must quarterly submit a written attestation to the Chief Compliance Officer verifying that he or she has no influence whatsoever regarding the investment decisions made in that account.

The CCO will review each Initial Holdings Report.

B.	INITIAL ENGAGEMENT AND ANNUAL UPDATE CERTIFICATION
All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their engagement with SPA.

Access Persons must report beneficial interest in any securities account, regardless of types of securities held. The CCO must be aware of all securities owned by both the Access Person, any members of their household, and of any accounts over which the Access Person has direct or indirect influence or control regardless of whether the account holder resides with the Access Person.

Staff is considered to have beneficial interest in securities if they have, or share a direct or indirect pecuniary interest in, the securities.  Staff has a pecuniary interest if they have the ability to directly or indirectly profit from a security transaction, eg. Securities held by members of the Staff person’s immediate family sharing the same household.  Immediate family is defined here as:  Child, Step child, Grand child, Parent, Step Parent, Spouse, Sibling, Mother-in-law, Father-in-law, Son-in-law, Daughter-in-law, Brother-in-law, Sister-in-law, Adopted child or Foster child.

Each Covered Person must file an account statement that reports the Covered Person’s accounts and Securities holdings as of December 31st of each year. A year-end statement for the accounts may be supplied in lieu of a report.

Staff are required to execute a renewal certification regarding compliance with the Code of Ethics and Professional Standards, including the Personal Trading Policies and Procedures and applicable laws by January 31st of each year.

C.	QUARTERLY TRADE CONFIRMATIONS
Each Covered Person must file or cause to be filed with the CCO, or provide direct access from the provider to such confirmations for the CCO, a duplicate brokerage or banking statement showing each trade conducted (transaction history) by the Covered Person within 30 days after the end of each calendar quarter.  For any trade not shown on the statement, the Covered Person shall describe the trade on the PST Report (defined in D below) within 30 days of the end of the quarter.

Access Persons must also report transactions and accounts of members of their household and for any other person or account for which the Covered Person has direct or indirect influence or control.

D.	QUARTERLY TRANSACTION REPORTS

To the extent required by the SEC, each Covered Person must file or cause to be filed with the CCO a Quarterly Transaction Report (the “PST Report” in the Compliance Manual) within 30 days after the end of each quarter.  PST Reports shall include a list of the Covered Person’s purchases or sales of privately-issued securities during the quarter.  These PST Reports shall contain:

1.	The date of the transaction, the title and, as applicable, the interest rate and maturity date, number of shares and principal amount of each security involved; and
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and
3.	The price of the security at which the transaction was made; and
4.	The name of the broker, dealer or bank (if any) with or through which the transaction was made; and
5.	The date the Control Person submits the report.

The PST Report shall also provide the information required under the Section above for any new accounts established by the Covered Person during the quarter.  Notwithstanding the foregoing, a PST Report with respect to any trades set forth on a Covered Person’s brokerage statement is not required for any Covered Person if duplicates of the Covered Person’s brokerage statements are received by the CCO during the applicable quarter.

The CCO will review all reports created pursuant to Section F no later than ten business days within receipt of each such report to determine if there are any violations with this Code of Ethics.

E.	CCO ACTIVITY
In cases where the CCO is the Covered Person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be performed or enforced by the CCO’s designee.

F.	PENALTIES FOR VIOLATIONS
Covered Persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.  Determinations regarding appropriate disciplinary responses will be made on a case-by-case basis.

X.	GIFTS AND ENTERTAINMENT
A.	POLICY
SPA’s Staff are permitted to receive or provide “Business Entertainment” or “Gifts” to the extent that the activity is consistent with customary business practices including the procedures explained below, is not excessive in value, overly frequent, cannot be considered a bribe or payoff, and does not violate applicable laws or regulations.

“Business Entertainment” is defined as business meals, sporting events, and other events provided at the expense of a giver, provided that the event is consistent with customary business practices, is not excessive in value or overly frequent and is attended by the giver.  Business entertainment that is not attended by the giver will be treated as a gift.  Scheduled investor conferences, meetings and other events or meals relating to these events are not considered Business Entertainment for purposes of this policy provided they are not excessive in value or lavish.

“Gifts” are items of value that are given or received that do not meet the definition of Business Entertainment.  Cash gifts and gift cards are never appropriate.  Business Entertainment provided or given to family member(s) is deemed a gift.  Reasonable gifts received on behalf of the Company will not require reporting.  Examples of reasonable gifts include, but are not limited to, a holiday gift basket, breakfast/lunch sent to SPA’s offices by service providers, etc.  In addition, the following types of gifts shall not require reporting and do not count towards the $250 limit:  De minimis gifts (token gifts, i.e. pens, notepads, desk ornament), promotional gifts (umbrellas, tote bags, t-shirts), life event gifts (reasonable and customary gifts given to celebrate a wedding, or birth or adoption of a child) and bereavement gifts (reasonable and customary gifts such as flowers or food baskets given in connection with a funeral or memorial service).

SPA’s Key Personnel are required to follow the policies and procedures below concerning gifts and entertainment.

B.	ACCEPTANCE OF GIFTS AND ENTERTAINMENT
1.	Acceptance of Gifts – Covered Persons
De Minimis of $100 per year
Covered Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of a stated or estimated value exceeding De Minimis ($100) limit per year, in the form of a single gift or in the aggregate, from a single giver that is any person or entity doing business with SPA, including vendors and clients.
2.	Acceptance of Gifts - Administrative Personnel
Gift Value Maximum of $250 per year
Administrative personnel, support staff, or other Staff whose primary duties involve providing services to a client may accept gifts from clients with a value of up to $250 in one single gift or in the aggregate from a single giver, that is any person or entity doing business with SPA, including vendors and clients with prior approval from the CCO.
Gifts from a vendor or other entity actively engaging in or seeking to do business with SPA that includes a logo, tag line, or company name and that has a gross value of $25 or less, (e.g. pens, notepads or other logo or spirit items), are not required to be reported to the CCO.
Permissible Exceptions:
Gifts of food or other consumable items with a gross value less than $25.00 per person and which is shared with other Staff does not have to be reported to the CCO.
3.	Other Permissible Exceptions:
On occasion, employees may receive personal gifts from a client related to a life-event such as retirement, wedding etc., considered personal events, that may exceed the De Minimis limit specified above.
These gifts must be promptly reported and reviewed by the CCO for reasonableness, propriety and consistency with this policy.

4.	Receipt of Business Entertainment
This policy imposes a $250 annual limit per vendor or service provider for business entertainment received where a Covered Person has reason to believe there is a legitimate business purpose for the event and it is of reasonable value.
A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in the section above.
C.	GIVING OF GIFTS AND ENTERTAINMENT

1.	Giving of Gifts – Covered Persons
Covered Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than De Minimis ($100) limit per year to any person or entity actively engaged with or seeking to do business with SPA.
All gifts provided shall be reported to the CCO on a quarterly basis on the Gift & Business Entertainment Quarterly Report.
2.	Giving of Gifts – Administrative and Support Staff
Administrative and support staff are prohibited from giving any gift, gratuity, hospitality or other offering of more than the de minimus ($100) limit per year to any person or entity actively engaged with or seeking to do business with SPA.
3.	Giving of Business Entertainment
Gifting of business entertainment is subject to a limit of $250 per year per recipient where the Covered Person has reason to believe there is a legitimate business purpose for the event and for a reasonable value.
Covered Persons are expected to attend any event where a ticket is provided by SPA. If the Covered Person is unable to attend, the tickets used by the recipient shall be considered a gift, subject to the limitations outlined above.
Administrative staff and support staff do not have the authority to give Business Entertainment events.

4.	Drawings, Raffle Prizes, and Charitable Contributions
Prizes from drawings or raffles that occur at business events may be accepted on the condition that the prize was equally available to participants and the drawing was conducted during the event with participants present.
This policy imposes a limit of $250 per vendor per year. Prizes may not be accepted in situations where the Covered Person did not participate in the event and is notified after the event that they have won the prize.
No Covered Person shall accept a prize for the purpose of obtaining or retaining advisory contracts or other business for SPA. Prizes claimed must be reported to the CCO, along with its estimated value, within two weeks of receipt of the prize.
5.	Charitable Contributions
No Covered Person shall make charitable contributions for the purpose of obtaining or retaining advisory contracts or other business for SPA. In addition, Covered Persons are prohibited from considering SPAs current or anticipated business relationships as a factor in making charitable contributions.
Requests for charitable contributions to be made by SPA must be submitted to the CCO for approval prior to being made a commitment.
D.	REPORTING AND APPROVAL
1.	Reporting of a gift or Entertainment received
Employees shall complete a Gift and Entertainment Reporting Form for any qualifying event under this policy for review by the CCO within 10 business days of knowledge of the event.

For entertainment, reporting should occur, in general, prior to the entertainment event. Gifts received without warning or notice that require CCO review should be reported as above.

2.	Approval of a Gift or Entertainment Received
Gift and Entertainment Reporting Forms for events that qualify under this policy will be promptly reviewed by the CCO. The employee submitting the report will be notified of the CCO’s decision as soon as the review is complete.

The CCO will approve reports by indicating this on the employee’s submission form. Employees will be notified of the decision via email or in person with printed form.

Reports shall be kept in the employee’s Human Resources Compliance file.

Each quarter-end, employees shall complete a Gifts and Entertainment Summary Report which totals all gifts and entertainment received during the prior quarter. Reports are due by the last day of the month after the end of the preceding quarter.

The CCO shall periodically review gifts or entertainment reports, if in process, for reasonableness, propriety and consistency with this policy.

XI.	PAY-TO-PLAY POLICIES AND PROCEDURES
SPA forbids payments of any kind by it, its Staff, or any agent or other intermediary to any government official, self-regulatory official, corporation, or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Staff to avoid the appearance of impropriety in their dealings with industry and government regulators and officials.
Contributions to Government or Political entities for which SPA provides, or wishes to provide, advisory services can preclude SPA from providing services to these entities for a two-year period following the payment. This prohibition can impact the operations of SPA, which may be adversely impacted by contribution or solicitation. Therefore, SPA has adopted the following Pay-To-Play policy.

SPA limits contributions to government or political entities with which the company provides or wishes to provide advisory services. Additionally, employees are prohibited from soliciting or coordinating contributions for certain elected officials or candidates or payments to political parties without the written approval of the CCO. Employees may not provide or agree to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity on behalf of SPA, unless such third parties are registered broker-dealers or registered investment advisers themselves and also subject to pay-to-play. These activities require the written approval of the CCO.

Employees who wish to make a contribution under SPA’s Pay-To-Play policy must adhere to the following limits per election for any government entity with which SPA provides or intends to solicit business for advisory services:

●	Official for which Employee is permitted to vote	$350.00

●	Official for which Employee is not permitted to vote	$150.00

Employees must provide details of the contribution to the CCO on the Pay-To-Play Contribution Form prior to making a contribution.

For any contributions denied by the CCO, Employees are required to attempt to obtain a refund of the contribution, or any portion thereof, that constitutes a violation of this policy.

Any government or political contribution made privately by an Officer or Executive of SPA that was not disclosed prior to payment must be immediately reported to SPA and the Pay-To-Play Contribution form completed. Employees who have violated any part of this policy may be subject to disciplinary action by SPA including involuntary termination and possible legal action.

XII.	OUTSIDE BUSINESS ACTIVITIES
A.	Outside Business Activities - General
An Outside Business Activity (“OBA”) is defined as any participation in another job, business, venture, partnership, service as a partner, officer, director, or board member to a corporation, partnership, limited liability company, association or other organization that is not owned by Sirius Point, or other activity for which the staff member may receive compensation. Compensation includes, but not limited to, W2 income, K-1 income, Partnership income, shares of equity, percentage of ownership, or any other future arrangement that can be construed as compensation.
An OBA also includes activities which have a connection to the financial services industry, including but not limited to: service as a partner, officer, director, or board member to a corporation, partnership, limited liability company, association or other organization that is not owned by SPA, where services include brokerage services, investment advice, custodian services, distributor, solicitation services, securities lending, clearing, compliance, and any similar related activity that may not be compensated.
Staff may, under certain circumstances, be granted permission to participate in an outside business activity by completing the Outside Business Activity Preclearance form. Staff of SFA who engage in any OBA must report the activity to the CCO for approval prior to engaging in the activity.
If the OBA is present at the time of hire, the activity must be disclosed to the CCO prior to starting work with SFA.
SPA’s decision is made on a case-by-case basis, subject to proper resolution of potential conflicts of interest. The outside activities may be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV.

SPA may have a business relationship with the outside entity or may be seeking a relationship with the entity in the future. Under those circumstances, the Staff member engaging with the outside entity must not be involved in the decision to hire or retain the outside organization.
Staff who have received permission to participate in an Outside Business Activity from the CCO must complete quarterly reporting requirements as to the status of such activities.
Donations of time, such as religious, charitable events, or community organizations having no relation to the securities industry as noted above or any political group, and having no relationship with SPA or possible future relationship with SPA, are excluded from pre-approval but the OBA must be reported to the CCO prior to engagement or at the time of hire.
Staff is required to complete a Code of Ethics and Compliance Manual Certification at initial engagement with SPA and no less than annually, which requires, among other things, the reporting of external business activities. Subsequent to this, SPA may periodically require Staff to complete a Code of Ethics and Compliance Manual Certification.
Staff who have received permission to participate in an Outside Business Activity from the CCO must complete quarterly reporting requirements as to the status of such activities.
B.	Serving at an Outside Business Activity and Information Barrier
Preserving an information barrier between SPA and any outside business entity is of paramount importance. During participation in an OBA, Staff may come into possession of Material Nonpublic Information about the outside company or other public companies. The staff member is not permitted to communicate any such information to other Staff at SPA,  preserving an information barrier between SPA and the OBA.
C.	Use of Position
Staff may not use their position with the Company to obtain any unfair or improper benefit from outside entities, including non-profit, charitable, community, or service entities with which they may be associated.
Staff may not use his or her position at SPA to influence any client or supplier to provide goods or services from an outside entity in which the Staff member has a financial interest. Staff may not use his or her position to obtain preferential treatment from a client of or supplier with which the Staff member’s family, relatives, or friends are professionally engaged. Additionally, Staff may not purchase or sell assets from the Company without advance approval from the CCO.

Staff are prohibited from obtaining goods or services from either another Staff member over whom he or she has direct or indirect supervisory responsibility or a Staff member who is in a subordinate position in the Company, unless the goods or services are voluntarily provided by the Staff member during non-work hours using standard prices and terms and the Staff member receiving the goods or services obtains prior approval from the CCO.
XIII.	LOANS
Except with advance approval by the CCO, loans to Staff by any person or entity, including its owners or management, that is doing business with SPA are not permitted, unless the person or entity is in the regular business of extending credit and the loans are made on the same terms as are generally available in the normal course of business.
XIV.	CLAIMS, ARBITRATION, AND LEGAL ACTION
Staff is expected to cooperate with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations, or inquiries brought by or against SPA. Staff should, if requested, provide SPA with reasonable assistance, including but not limited to:

●	meeting or consulting with SPA and its representatives
●	reviewing documents
●	analyzing facts
●	appearing or testifying as witnesses or interviewees, or as otherwise needed
XV.	RESPONSIBILITY
All Staff must acknowledge receipt and understanding of the Code of Ethics upon commencement of their employment. The CCO will be responsible for administering the Code of Ethics. Questions on personal trading should be directed to the CCO, while other questions and approvals regarding the policy should be directed according to the procedures stated herein; overall, this Code of Ethics is subject to oversight by the CCO.

Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of SPA’s President.  In any situation where Staff is unsure about the application of this Code or Professional Standards, or any of the policies contained in this Manual, the Staff member is encouraged to discuss the situation confidentially with the CCO.  All questions with respect to SPA’s Code of Ethics should be directed to the CCO.

XVI.	RECORDKEEPING
SPA shall maintain records in accordance with Rule 204-2 under the Advisers Act.